                                                                    Exhibit 4(a)


                  SIXTH AMENDMENT TO CREDIT AND LOAN AGREEMENT


         THIS SIXTH AMENDMENT (the "Amendment"), effective as of December __, 2001, is made to that certain Credit and Loan Agreement, dated as of August 7, 1998, as the same was amended by that certain First Amendment to Credit Agreement and Loan Agreement, dated as of October 6, 1998, that certain Second Amendment to Credit and Loan Agreement, dated as of February 9, 1999, that certain Third Amendment to Credit and Loan Agreement, dated as of June 23, 2000, that certain Fourth Amendment to Credit and Loan Agreement, dated as of August 24, 2000, and that certain Fifth Amendment to Credit and Loan Agreement dated as of July 13, 2001 (collectively, the "Loan Agreement"), by and among TRANSMATION, INC., an Ohio corporation (the "Borrower"), THE LENDERS PARTY THERETO FROM TIME TO TIME (the "Lenders") and KEYBANK NATIONAL ASSOCIATION, a national banking association, as Agent (in such capacity, together with its successors in such capacity, the "Agent").

                                    RECITALS:

         WHEREAS, the Borrower has requested that certain changes and modifications be made to the Loan Agreement in connection with the sale of the stock of Altek Industries Corp. ("Altek"), and the Lenders are agreeable to making the same in accordance with the terms and conditions set forth herein, commencing as of the effective date first written above.

         NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, the receipt and sufficiency of which are hereby mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Definitions; References. All capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Loan Agreement. All Section, Subsection and Paragraph references shall be to Sections, Subsections and Paragraphs of the Loan Agreement.

         2.       Revolving Credit Loans.

         (a) Paragraph (iii) of Subsection (a) of Section 2.01 and all previous amendments thereto of the Loan Agreement is amended to read in its entirety as follows:

                  (iii) Notwithstanding anything to the contrary in the foregoing paragraphs (i) and (ii), and subject to downward adjustment pursuant to Paragraph 7 of this Amendment, at no time during the term of this Agreement shall the aggregate amount of the Lenders' Revolving Credit Commitment, or the aggregate of outstanding Revolving Credit Loans plus the aggregate undrawn face amount of all issued and outstanding Letters of Credit (as hereinafter set forth), exceed $11,000,000.00 (the "Revolving Credit Facility Limit").

         3.       Revolving Credit Loan Borrowing Formula ("Borrowing Formula").

         (a) Paragraph (v) of Subsection (a) of Section 2.01 of the Loan Agreement is replaced in its entirety with the following:

                  (v)      Notwithstanding any of the provisions of Subsection
(a) of Section 2.01 and any previous amendments thereto, the principal amount outstanding under the Revolving Credit Loans shall, at no time, exceed the sum of (X) eighty (80%) percent of the amount of Eligible Accounts Receivable (hereafter defined) on the date of determination and (Y) fifty (50%) percent of the amount of Eligible Inventory (hereafter defined). No advance shall be made if its making would cause the aggregate unpaid balance of all advances outstanding under the Revolving Credit Loans to exceed $11,000,000.00 (subject to downward adjustment pursuant to Paragraph 7 of this Amendment). The Borrower shall provide to the Agent, with a copy to each Lender, on a monthly basis, a written borrowing base certificate certifying the amount of Eligible Accounts Receivable, Eligible Inventory, outstanding balance of the Revolving Credit Loans and available amount for advance under the Borrowing Formula.

         As used herein, Eligible Accounts Receivable and Eligible Inventory shall have the following meanings:

         "Eligible Accounts Receivable" means an Account Receivable owing to Borrower which, unless the Bank shall otherwise in its sole discretion agree, meets with the following specifications at the time it comes into existence and continues to meet the same until it is collected in full:

         (a)      The Account Receivable is due and payable not more than thirty
(30) days after the date of invoice therefore, and is not more than ninety (90) days past due;

         (b) The Account Receivable arose from the performance of services or sale of products by the Borrower;

         (c) The Account Receivable is not subject to any prior assignment, claim, lien or security interest and the Borrower will not make any further assignment thereof or create any further security interest therein nor permit the Borrower's rights therein to be reached by attachment, levy, garnishment or other judicial process;

         (d) The net value of an Account Receivable after allowable set off, credit, or adjustment by the Account Debtor;

         (e) Accounts Receivable shall not include: (i) amounts owed to Borrower from any Subsidiary of Borrower; (ii) amounts due the Borrower from officers, shareholders or employees; (iii) amounts carried on the books and records of the Borrower as an intercompany or divisional receivable; (iv) the total receivables owed by any Account

Debtor having more than ten percent (10%) of its indebtedness to the Borrower ninety (90) days or more past due from the date of the invoice (excluding retainages); (v) any Account Receivable which the Bank has reasonably determined in good faith is unsatisfactory; and (vi) retainages.

         (f) The term "Account Receivable" shall include all accounts, accounts receivable, contract rights for the payment of money, chattel paper, and all other obligations and receivables now owned or hereafter acquired by the Borrower, whether now existing or hereafter arising.

         (g) The term "Account Debtor" includes the buyer or lessee of services or products from the Borrower.

         (h) The term "Eligible Inventory" shall include raw materials and completed products, but shall not include any work in progress.

         4.       Certain Interest Rates.

         (a) Section 2.04 and all previous amendments thereto of the Loan Agreement is amended to read in its entirety as follows:

                  (a) Floating Rate. The unpaid principal balance of the Revolving Credit Loans shall bear interest for each day until due at a rate per annum (computed on a basis of a year of 360 days and actual days elapsed), as follows:

                  (i) Beginning on December 15, 2001, the interest rate on the Revolving Credit Loans shall be Prime plus 1 percent:

                  (ii) Beginning on the day after the date on which the unpaid balance on Term Loan B is zero dollars($0), and the unpaid principal balance on Term Loan A is Five Million, One Hundred Fifteen Thousand Dollars ($5,115,000.00), or less, the interest rate shall equal the Prime Rate plus 1/2 of one percent.;

                  (iii) If there remains any unpaid balance on Term Loan B or the unpaid principal balance on Term Loan A exceeds $5,115,000.00, the interest rate shall adjust as follows:

                  December 28, 2001 to January 14, 2002 - Prime Rate plus one percent;

                  January 15, 2002 to February 14, 2002 - Prime Rate plus 1 1/4 percent;

                  February 15, 2002 to March 14, 2002 - Prime Rate plus 1 1/2 percent;

                  March 15, 2002 to April 14, 2002 - Prime Rate plus 1 3/4 percent;

                  April 15, 2002 to the Revolving Credit Maturity Date - Prime Rate plus 2 percent.

         5. Application of Sales Proceeds. The $11,000,000.00 of proceeds ($10,500,000.00 sale price, plus $500,000.00 cash contribution to lease issues) received by the Borrower in connection with the sale of Altek stock (the "Sale") shall be applied as follows:

                  Pay off Term Loan B, $7,040,000.00 (interest to be billed and due January 2, 2002);

                  Pay down Term Loan A, $960,000.00;

                  Pay down Revolving Credit Note, $2,700,000.00;

                  Estimated transaction costs $300,000.00*

         * In the event that the documented transaction costs are less than $300,000.00, Borrower will use this amount to pay down Term Loan A. If application of the above amounts occurs prior to 3:00 p.m., on December 28, 2001, the Lenders will remit to the Borrower $62,500.00 previously delivered to Lender on December 15, 2001.

         6. Reserve. By this Agreement there is created a reserve amount in the aggregate of $1,130,000.00 on the Revolving Credit Note creating a block on the account for this amount (the "Block Amount") and whereby a maximum of $630,000.00 can be drawn down by the Borrower to pay income tax liabilities resulting from the Sale for the current tax year, and a maximum amount of $500,000.00 can be drawn down by the Borrower to: (a) pay moving and transaction related costs associated with the Sale which includes build out and leasehold improvements required on the facility commonly known as 35 Vantage Point Drive, Rochester, New York and costs required to prepare the facility commonly known as 10 Vantage Point Drive, Rochester, New York ("10 Vantage") for surrender to the landlord thereof upon termination of the lease for 10 Vantage; and (b) to make lease payments, taxes, utilities and other occupancy costs to October 31, 2002 for 10 Vantage (collectively the "Lease Obligations"). Borrower shall provide documentation reasonably satisfactory to Agent and Lenders to document the foregoing expenses. The Block Amount, to the extent utilized, will be used in determining availability and compliance with the formula requirements of Paragraph 3 of this Amendment. Nothing contained in this section shall be deemed to increase or require the Lenders to increase the Revolving Credit Facility Limit.

         7. Reduction of Credit Limit.In the event that the tax costs are less than $630,000.00, the $11,000,000.00 total Revolving Credit Facility Limit shall be permanently reduced dollar for dollar, by the difference between $630,000.00 and the actual taxes owing and relating to the Sale. Similarly, if the Lease Obligations are less than $500,000.00, the $11,000,000.00 Revolving Credit Facility Limit shall be permanently reduced, dollar for dollar, by the difference between $500,000.00, and the actual costs; provided, however, in no event shall the maximum total Revolving Credit Facility Limit be reduced below $10,400,000.00, except that the Revolving Credit Facility Limit may be further reduced, without limitation, in the event that Borrower enters into a transaction whereby assets are sold outside of the ordinary course of business.

         8.       Conditions to Entering into Amendment.

         The obligation of each Lender to enter into this Agreement and to make Loans on the date hereof is subject to the satisfaction of the following conditions precedent, in addition to the conditions precedent set forth in
Section 4.02 of the Loan Agreement:

                  Fees, Expenses, etc. All fees and other compensation to be paid to the Agent or the Lenders pursuant hereto, and pursuant to any other written agreement on or prior to the date hereof shall have been paid or received, and all invoiced expenses incurred by the Agent pursuant hereto shall have been paid.

         9. Certain Representations. Borrower represents and warrants to the Agent and each Lender as follows:

                           (a) All Conditions contained in Section 4.02 of the Loan Agreement have been satisfied in all material respects except as otherwise specifically set forth herein.

                           (b)      Borrower's Articles of Incorporation and
By-Laws provided to Agent on August 7, 1998 have not been amended or repealed.

         10. Miscellaneous. This Amendment is entered into pursuant to and in accordance with Section 9.03 of the Loan Agreement. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties agree that they will cooperate in signing and delivering any documents necessary to effectuate the terms of this Agreement. Except as expressly modified or amended herein, the Loan Agreement and each of the other Loan Documents to which the Borrower is a party is hereby restated, ratified and confirmed and shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have caused this Fifth Amendment to Credit and Loan Agreement to be duly executed and delivered as of the date first above written.


                                        TRANSMATION, INC.


                               By:      /s/ Robert G. Klimasewski
                                        -----------------------------------
                                        Robert G. Klimasewski
                                        President


                                        KEYBANK NATIONAL ASSOCIATION,
                                        as Agent and a Lender

                               By:      /s/ Timothy J. Poynton
                                        -----------------------------------
                                        Timothy J. Poynton


                                        LENDERS:

                                        CITIZENS BANK OF MASSACHUSETTS,
                                        F.K.A. STATE STREET BANK AND
                                        TRUST COMPANY

                               By:      /s/ T.D. Opie
                                        -----------------------------------
                                        T.D. Opie
                                        Vice President